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                                                                      EXHIBIT 99



PRESS RELEASE
                                    Contact:    Bill Foust     Paul Roberts
                                                770-569-4203   770-569-4277


               SCHWEITZER-MAUDUIT EXPECTS SECOND QUARTER EARNINGS
                          TO BE $.40 TO $.42 PER SHARE

Alpharetta, GA, July 19, 2000. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced that it anticipates diluted earnings per share for the second quarter of 2000 to be in the range of $.40 to $.42 per share. Second quarter diluted earnings per share in 1999 were $.45.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that "our earnings in the second quarter of 2000 were unfavorably impacted by a significant reduction in gross profit margin partially offset by a lower effective income tax rate. The decline in gross profit margin was primarily due to higher wood pulp and purchased energy costs. The average per ton cost of wood pulp increased by approximately 30 percent in the second quarter of 2000 compared with the second quarter of 1999, making it the fifth consecutive quarter of wood pulp cost increases. Sales volumes were higher than in the prior year quarter, but we continue to experience a lag in our ability to offset cost increases with higher selling prices."

Mr. Deitrich added that "our results for the balance of 2000 will be dependent upon a further strengthening of sales volumes and an improvement from our current gross profit margin. It is likely that diluted earnings per share for full year 2000 will be somewhat below the 1999 results with the second half of 2000 expected to be stronger than the first half."

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the Company's results will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

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